AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of June 5, 2014 to the Committed Facility Agreement dated September 26, 2008, as amended, between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) (fka Banc of America Finance Services Inc. (“BAFSI”)) and Fiduciary/Claymore MLP Opportunity Fund  (“Customer”).

WHEREAS, Bank of America, N.A., London Branch (“BAL”) and Customer previously entered into a Committed Facility Agreement dated as of September 26, 2008 (the “Agreement”); and

WHEREAS, the Agreement was previously assigned to BAL’s affiliate, Banc of America Finance Services, Inc., and BAFSI subsequently changed its name to BNP Paribas Prime Brokerage, Inc.;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as set forth herein.

1.          Amendment to Section 1 of the Agreement (`Definitions’)

(a)	The definition of “Maximum Commitment Financing” is hereby replaced in its entirety with the following:

“Maximum Commitment Financing” means $259,000,000 USD; provided, however, that upon one Business Day’s written notice to BNPP PB, Inc., Customer may, subject to BNPP PB, Inc.’s approval, increase the Maximum Commitment Financing up to $325,000,000 USD by any increment of $5,000,000 USD (each such increase, an “MCF Increase”).

(b)	The following definitions are hereby added to Section I of the Agreement in alphabetical order:

(i)
“Funding Event” means on any day, (the “Rating Decline Date of Determination”) BNP Paribas’ long-term credit rating has declined to a level three or more notches below its highest rating by any of Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc. or Fitch Ratings, Ltd. during the period beginning on and including the date of this Agreement and ending on and including the Rating Decline Date of Determination.

(ii)	“Notice Date” means the day on which BNPP PB delivers the Facility Modification Notice.

2.          Amendment to Section 2

Section 2 of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing or anything to the contrary herein, if a Funding Event has occurred, then upon delivery of a Facility Modification Notice pursuant to 2(b) the Outstanding Debit Financing which, for the avoidance of doubt, would otherwise have been subject to the commitment described in the Agreement, shall be due and payable immediately upon demand by BNPP PB, Inc. on any day on or after the 29th calendar day following the Notice Date; provided that, if such 29th calendar day is not a Business Day, then such Outstanding Debit Financing shall be due and payable immediately upon demand by BNPP PB on any day on or after the Business Day immediately preceding such 29th calendar day.”

3.          Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)
Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)
Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law other than New York General Obligations Law Section 5-1401 and Section 5-1402).

(Signatures on following page)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	FIDUCIARY/CLAYMORE MLP
OPPORTUNITY FUND

/s/ Authorized Signatory	/s/ John L. Sullivan
Name:	Name: John L. Sullivan
Title:	Title: Chief Financial Officer

/s/ Authorized Signatory
Name:
Title: